Exhibit 99.4

[LETTERHEAD OF BOFA MERRILL LYNCH]

The Board of Directors

W. P. Carey & Co. LLC

50 Rockefeller Plaza

New York, New York 10020

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated February 17, 2012, to the Board of Directors of W. P. Carey & Co. LLC (“W. P. Carey”) as Annex C to, and reference thereto under the headings “SUMMARY—Opinion of Financial Advisor to W. P. Carey” and “OPINION OF FINANCIAL ADVISOR TO W. P. CAREY” in, the joint proxy statement/prospectus relating to the proposed merger involving W. P. Carey and Corporate Property Associates 15 Incorporated, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of W. P. Carey Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

March 23, 2012